Exhibit 99.1

Evofem Biosciences Announces Financial Results

for the Third Quarter of 2024

— Improved loss from operations by 31% —

— Acquired SOLOSEC, a commercially attractive, single-dose oral antibiotic FDA-approved to treat two pervasive sexual health infections —

— Forged commercial agreement for Phexxi in Middle East —

SAN DIEGO, CA, November 14, 2024 — Women’s health innovator Evofem Biosciences, Inc. (“Evofem” or “the Company”) (OTCQB: EVFM) today announced financial results for the third quarter and nine-month period ended September 30, 2024. Highlights include:

●	Acquired global rights to SOLOSEC® (secnidazole) 2g oral granules, a single-dose oral antibiotic FDA approved to treat bacterial vaginosis and trichomoniasis, two common sexual health infections.

●	Licensed Phexxi® (lactic acid, citric acid and potassium bitartrate) commercial rights in the Middle East to Emirati pharmaceutical company Pharma 1 Drug Store. The regulatory submission for the hormone-free contraceptive is on track for submission to the UAE Ministry of Health by year-end 2024.

●	Launched a Market Development Collaboration with Pearsanta focused on its blood-based diagnostic test for endometriosis, a chronic disease associated with severe, life-impacting pain that affects approximately one in ten women of reproductive age

●	Improved loss from operations to $2.4 million for the third quarter of 2024, versus a loss from operations of $3.6 million in the prior year quarter.

●	Aditxt, Inc. (Nasdaq: ADTX) has invested $5.0 million in Evofem since May 2024, including $1.3 million from the sale of Series F-1 Preferred Stock to Aditxt in the third quarter of 2024 and $2.7 million in October 2024. These investments were stipulated in the Amended and Restated Merger Agreement, as amended (the “A&R Merger Agreement”), between the companies.

●	On November 8, 2024, Evofem remedied its prior bid price deficiency and regained compliance with the OTCQB Standards for Continued Eligibility.

“We continue to advance Evofem’s strategy to grow revenues organically and through strategic acquisitions and alliances,” said Saundra Pelletier, CEO of Evofem Biosciences. “In the third quarter we closed several business development transactions that we expect will diversify and strengthen our revenue streams. We acquired and recently relaunched SOLOSEC as the only single-dose oral treatment FDA-approved for both bacterial vaginosis and trichomoniasis. We also forged an agreement that paves the way for the commercialization of Phexxi in the GCC, starting with the UAE. In addition, we launched a market development collaboration with Pearsanta, a subsidiary of Aditxt, for its endometriosis diagnostic. Further post-merger support from Aditxt and its ecosystem should help catalyze our growth trajectory and our ability to execute our mission to improve women’s lives through diversified and differentiated diagnostic, preventive, and therapeutic offerings.”

Financial Results

For the three months ended September 30, 2024, net product sales were $4.5 million compared to $5.1 million in the prior year period. The 12% decrease primarily reflects lower unit sales in the current period due to the impact of the continued absence of marketing, partially offset by the Phexxi WAC increase in January 2024 and a slight decrease in variable consideration.

Total operating expenses were $6.9 million, a decrease of 20% compared to the prior year period.

●	Selling and marketing costs were $2.4 million, a decrease of 20% compared to the prior year quarter.

●	General and administrative costs were $3.1 million, a decrease of 4% compared to the prior year quarter.

●	Research and development costs were $0.3 million, a decrease of 46% compared to the prior year quarter.

●	Cost of goods sold (COGS) were $0.9 million, a 54% decrease compared to the prior year period primarily due to the lower product sales and the absence of re-packaging costs in the current year quarter.

As a result, operating loss improved to $2.4 million for the third quarter of 2024 as compared to an operating loss of $3.6 million in the third quarter of 2023.

Factoring in a $0.1 million gain in other income, net loss attributable to common stockholders was $2.4 million, or a loss of $0.02 per share, for the three months ended September 30, 2024. This compares to net income attributable to common shareholders of $66.0 million, or $15.34 per share, for the prior year quarter, which reflects a $75.3 million gain related to the Baker Fourth Amendment, which was treated as a debt extinguishment, offset in part by a $5.3 million loss on the quarterly valuation of the senior subordinated convertible notes and purchase rights and warrant modifications, and $0.5 million of interest expense related to the Adjuvant Note.

Liquidity

In the third quarter of 2024, Evofem raised $1.3 million in aggregate net proceeds through the sale and issuance of 1,260 shares of Series F-1 Convertible Preferred Stock to Aditxt pursuant to the A&R Merger Agreement.

At September 30, 2024, the Company had $0.7 million of restricted cash, as compared to $0.6 million of restricted cash at December 31, 2023.

In October 2024, Evofem raised $2.7 million in aggregate net proceeds through the sale and issuance of 2,740 shares of Series F-1 Convertible Preferred Stock to Aditxt pursuant to the A&R Merger Agreement. Evofem used a portion of this funding to pay in full its obligations to the U.S. Food and Drug Administration.

About Evofem Biosciences

Evofem Biosciences, Inc., is commercializing innovative products to address unmet needs in women’s sexual and reproductive health. The Company’s first FDA-approved product, Phexxi® (lactic acid, citric acid and potassium bitartrate), is a hormone-free, on-demand prescription contraceptive vaginal gel. It comes in a box of 12 pre-filled applicators and is applied 0-60 minutes before each act of sex.

In July 2024 Evofem broadened its commercial offering with the acquisition of SOLOSEC® (secnidazole) 2g oral granules, an FDA-approved oral antibiotic for the treatment of two sexual health diseases: bacterial vaginosis (BV), a common vaginal infection, in females 12 years of age and older, and trichomoniasis, a common sexually transmitted infection (STI), in people 12 years of age and older. SOLOSEC provides a complete course of therapy in just one dose.

In December 2023, Evofem entered into a Merger Agreement with Aditxt, Inc. (Nasdaq: ADTX) under which Aditxt’s subsidiary Adifem, Inc. is expected to merge with and into Evofem, with Evofem remaining as the surviving entity and a wholly owned subsidiary of Aditxt. The companies amended and restated the Merger Agreement, as amended (the “A&R Merger Agreement”), in its entirety in July 2024. The A&R Merger Agreement was subsequently amended in August, September, and October 2024, primarily to adjust investment dates. The closing of the transactions is subject to several conditions, including approval of the transactions by a majority of the combined voting power of Evofem’s E-1 and Common Stock, voting together as a single class, at a meeting where quorum is present, and Aditxt raising sufficient capital to fund its obligations prior to and at closing.

Follow us on:

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Facebook: http://www.facebook.com/Evofem

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Phexxi® and SOLOSEC® are registered trademarks of Evofem Biosciences, Inc.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor for forward-looking statements provided by Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 including, without limitation, statements related to the Company’s anticipated financial performance, expected timing of the regulatory submission to the UAE Ministry of Health, and the likelihood of success and anticipated timing to close the contemplated Aditxt transaction. You are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Important factors that could cause actual results to differ materially from those discussed or implied in the forward-looking statements are disclosed in the Company’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on March 27, 2024, Quarterly Report on Form 10-Q for the three months ended March 31, 2024 filed with the SEC on May 12, 2024, Quarterly Report on Form 10-Q for the three and six months ended June 30, 2024 filed with the SEC on August 14, 2024, and any subsequent filings. All forward-looking statements are expressly qualified in their entirety by such factors. The Company does not undertake any duty to update any forward-looking statement except as required by law.

Contact

Amy Raskopf

Evofem Biosciences, Inc.

araskopf@evofem.com

(917) 673-5775

ir@evofem.com

— Financial Tables Follow –

EVOFEM BIOSCIENCES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	As of
	September 30, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$-	$-
Restricted cash	722	580
Trade accounts receivable, net	5,393	5,738
Total current liabilities	76,286	72,463
Total stockholders’ deficit	(70,888)	(66,510)
Total liabilities, convertible and redeemable preferred stock and stockholders’ deficit	$23,942	$10,554

EVOFEM BIOSCIENCES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

Product sales, net	$4,496	$5,112	$12,259	$13,379

Operating Expenses:
Cost of goods sold	869	1,889	2,322	5,558
Amortization of intangible asset	301	-	301	-
Research and development	332	614	1,196	1,556
Selling and marketing	2,382	2,985	6,970	9,036
General and administrative	3,052	3,176	8,143	11,696
Total operating expenses	6,936	8,664	18,932	27,846
Loss from operations	(2,440)	(3,552)	(6,673)	(14,467)
Other income (expense):
Interest income	3	2	13	28
Other income (expense), net	(562)	(596)	(1,736)	(2,041)
Loss on issuance of financial instruments	-	(5,175)	(3,300)	(5,286)
Gain (loss) on debt extinguishment	(143)	75,337	977	75,337
Change in fair value of financial instruments	769	-	4,896	1,539
Total other income (expense), net	67	69,568	850	69,577
Income (loss) before income tax	(2,373)	66,016	(5,823)	55,110
Income tax expense	8	(11)	-	(17)
Net income (loss)	(2,365)	66,005	(5,823)	55,093
Convertible preferred stock deemed dividends	(5)	-	(99)	-
Net income (loss) attributable to common stockholders	$(2,370)	$66,005	$(5,922)	$55,093
Net income (loss) per share attributable to common stockholders:
Basic	$(0.02)	$15.34	$(0.09)	$21.42
Diluted	$(0.02)	$0.10	$(0.09)	$0.09
Weighted-average shares used to compute net income (loss) per share attributable to common shareholders:
Basic	96,459,121	4,236,477	64,924,454	2,524,302
Diluted	96,459,121	729,979,486	64,924,454	694,561,898

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